Exhibit 99.1


                UnionBanCal Corporation Reports First
                 Quarter Earnings Per Share of $1.07


    SAN FRANCISCO--(BUSINESS WIRE)--April 19, 2007--UnionBanCal
Corporation (NYSE:UB):



First Quarter 2007 Highlights:

-- Strong year-over-year organic loan growth
    -- Average total loans up 13 percent
    -- Average core commercial loans, which exclude loans to title and escrow companies, up 14 percent
-- Annualized average all-in cost of funds of 2.55 percent
-- Average noninterest bearing deposits comprised 36.4 percent of average total deposits
-- Nonperforming assets just 0.08 percent of total assets at quarter-end


    UnionBanCal Corporation (NYSE:UB) today reported first quarter 2007 net income of $149.6 million, or $1.07 per diluted common share. Income from continuing operations for first quarter 2006 was $181.5 million, or $1.24 per diluted common share.

    Income from continuing operations for fourth quarter 2006 was $227.7 million, or $1.61 per diluted common share, including $72.8 million, or $0.51 per diluted common share, in state income tax refunds, and $5.3 million, or $0.04 per diluted common share, in tax adjustments. Excluding these items, income from continuing operations for fourth quarter 2006 was $149.6 million, or $1.06 per diluted common share.

    "The operating environment continues to be challenging for banks with significant commercial deposit businesses," stated Takashi Morimura, President and Chief Executive Officer. "However, our first quarter results were in line with our expectations, as strong loan growth, excellent asset quality, and good expense control offset the expected deposit weakness.

    "In February, we announced that Masaaki Tanaka will be assuming the position of President and Chief Executive Officer in May, when I take on a new role with our majority shareholder. I am privileged to have served as President and Chief Executive Officer of UnionBanCal Corporation, and I leave the Company in the capable hands of Mr. Tanaka, our Chief Operating Officer Philip Flynn, and the rest of the executive management team."

    Commenting on the first quarter results, Mr. Flynn stated, "We began 2007 with continued robust growth in loans, particularly in our industry specialty businesses. We grew core commercial and industrial loans 14 percent over last year, while we grew commercial mortgage and construction loans 16 percent. We expanded our high-quality residential mortgage portfolio by 8 percent year over year, while maintaining our stringent underwriting standards. Overall, credit quality continues to be excellent.

    "Competition for deposits continues to be intense, which has resulted in pressure on noninterest bearing deposit balances. However, pricing on interest bearing core deposits appears to be stabilizing. We continue to have confidence in the strategic positioning of our commercial deposit businesses."

    Summary of First Quarter Results

    First quarter 2007 net income was $149.6 million, or $1.07 per diluted common share, compared with income from continuing operations of $1.24 per diluted common share a year earlier. Total revenue compared with first quarter 2006 decreased 4.5 percent, due to a 2.1 percent increase in noninterest income and a 7.7 percent decrease in net interest income. The decrease in net interest income was primarily due to a deposit mix shift, reflecting customer decisions to shift balances from noninterest bearing and low-cost deposits into higher-cost deposits. The unfavorable deposit mix change offset strong loan growth. The total provision for credit losses was $5 million, $15 million higher than the negative $10 million provision recorded in first quarter 2006. For first quarter 2007, noninterest expense was up
1.8 percent from the same quarter a year earlier.

    First quarter 2007 net income was $1.07 per diluted common share, compared with adjusted income from continuing operations of $1.06 per diluted common share last quarter. Adjusted income from continuing operations for fourth quarter 2006 excludes $0.51 per diluted common share in state income tax refunds and $0.04 per diluted common share in tax adjustments. Total revenue decreased 2.9 percent in sequential quarters, with net interest income decreasing 4.0 percent and noninterest income decreasing 0.7 percent. The decrease in net interest income was primarily due to lower noninterest bearing deposit balances and two fewer days in first quarter 2007. The total provision for credit losses was $5 million in both quarters. Noninterest expense declined 4.4 percent in sequential quarters, primarily due to lower cost of services related to title and escrow balances, lower compliance-related expense and lower expense associated with low income housing tax credit projects.

    First Quarter Total Revenue

    For first quarter 2007, total revenue (taxable-equivalent net interest income plus noninterest income) was $653.2 million, down 4.5 percent compared with first quarter 2006. Net interest income decreased 7.7 percent, and noninterest income increased 2.1 percent. Compared with fourth quarter 2006, total revenue decreased 2.9 percent, with net interest income decreasing 4.0 percent and noninterest income decreasing 0.7 percent.

    First Quarter Net Interest Income (Taxable-equivalent)

    Net interest income was $430.6 million in first quarter 2007, down $35.7 million, or 7.7 percent, from the same quarter a year ago, primarily due to a deposit mix shift from noninterest bearing and low-cost deposits into higher-cost deposits, partially offset by solid growth in loans and higher yields on earning assets.

    Average earning assets increased $5.3 billion, or 12.2 percent, compared to 2006, primarily due to a $4.4 billion, or 12.9 percent, increase in average loans. Average commercial loans increased $2.3 billion, or 18.7 percent; and average residential mortgages increased $0.9 billion, or 8.2 percent. $708 million, or 31 percent, of the increase in average commercial loans was attributable to title and escrow loans, which are highly rate-advantaged loans and are more volatile than other commercial loans. Excluding title and escrow loans, average commercial loans grew 14.0 percent, year over year.

    Compared to first quarter 2006, average interest bearing deposits increased $5.0 billion, or 23.7 percent, while average noninterest bearing deposits decreased $2.4 billion, or 13.8 percent. The decline in noninterest bearing deposits was primarily due to a $1.7 billion, or 14.8 percent, decrease in average other commercial noninterest bearing deposits and a $0.3 billion, or 11.6 percent, decrease in average title and escrow deposits. Average other commercial noninterest bearing deposits declined primarily due to changes in customer behavior in response to rising short-term interest rates, and average title and escrow deposits decreased due to lower residential real estate activity. Average consumer noninterest bearing deposits decreased $0.4 billion, or 12.0 percent.

    Average noninterest bearing deposits represented 36.4 percent of average total deposits in first quarter 2007. The annualized average all-in cost of funds was 2.55 percent, reflecting the Company's strong average core deposit-to-loan ratio of 86 percent and the high proportion of noninterest bearing deposits to total deposits.

    The average yield on earning assets of $48.4 billion was 6.06 percent, up 29 basis points over first quarter 2006, with the average loan yield increasing 25 basis points. The average rate on interest bearing liabilities of $31.9 billion was 3.75 percent, up 126 basis points compared with first quarter 2006, reflecting higher short-term interest rates, an unfavorable change in deposit mix, and heightened competition for deposits. The net interest margin in first quarter 2007 was 3.58 percent, compared with 4.36 percent in first quarter 2006.

    First quarter 2007 net interest income decreased $18 million, or
4.0 percent, compared with fourth quarter 2006, with approximately $3.8 million of the decline attributable to two fewer days in first quarter 2007. Average loans increased $1.0 billion, or 2.6 percent. Average commercial loans increased $511 million, or 3.6 percent, average commercial mortgage loans increased $249 million, or 4.3 percent, and average residential mortgages increased $162 million, or
1.3 percent. Average interest bearing deposits increased $1.2 billion, or 4.8 percent, while average noninterest bearing deposits decreased $1.0 billion, or 6.4 percent. The decline in noninterest bearing deposits was due to a $677 million, or 6.2 percent, decrease in average other commercial noninterest bearing deposits and a $347 million, or 14.1 percent, decrease in average title and escrow deposits. Average consumer noninterest bearing deposits decreased $10 million, or 0.4 percent. The average yield on earning assets was flat and the average rate on interest bearing liabilities increased 17 basis points. The net interest margin decreased 23 basis points to
3.58 percent.

    First Quarter Noninterest Income

    In first quarter 2007, noninterest income was $222.6 million, up $4.6 million, or 2.1 percent, from the same quarter a year ago. Service charges on deposit accounts decreased $6.7 million, or 8.2 percent, primarily due to lower account analysis fees, stemming from an increase in the earnings credit rate on deposit balances and lower noninterest bearing deposit balances. Gain on private capital investments, net, was $9.1 million, compared with $2.8 million in the same quarter a year ago.

    First quarter 2007 noninterest income decreased $1.5 million, or
0.7 percent, compared with fourth quarter 2006. Service charges on deposit accounts decreased $2.1 million, or 2.8 percent, primarily due to lower noninterest bearing deposit balances. Insurance commissions increased $2.3 million, or 12.7 percent, primarily due to normal seasonal factors. Merchant banking fees decreased $4.8 million, or
34.7 percent, primarily due to a lower volume of syndications completed in first quarter.

    First Quarter Noninterest Expense

    Noninterest expense for first quarter 2007 was $422.1 million, an increase of $7.5 million, or 1.8 percent, over noninterest expense for first quarter 2006. Salaries and employee benefits expense increased $6.0 million, or 2.4 percent, primarily due to annual merit increases and higher accruals for performance-related incentive expense, partially offset by lower pension expense. Outside services expense decreased $8.8 million, or 30.7 percent, primarily due to lower cost of services related to title and escrow balances. Professional services expense increased $2.5 million, or 17.5 percent, primarily due to higher compliance-related expense compared with first quarter last year. Advertising and public relations expense decreased $1.8 million, or 18.0 percent, primarily due to timing of marketing promotions. Foreclosed asset expense (income) decreased $7.4 million, reflecting a $7.4 million gain on the sale of property recorded in first quarter 2006. Provision for losses on off-balance sheet commitments in first quarter 2007 was $1.0 million, compared with negative $3.0 million in first quarter 2006.

    Noninterest expense decreased $19.6 million, or 4.4 percent, compared with fourth quarter 2006. Salaries and employee benefits expense increased $7.7 million, or 3.1 percent, primarily due to annual seasonal factors that result in higher payroll taxes and 401(k) matching contributions, and higher accruals for performance-related incentive expense, partially offset by lower pension expense and lower severance expense. Outside services expense declined $6.3 million, or
24.2 percent, primarily due to lower cost of services related to title and escrow balances. Professional services expense decreased $2.8 million, or 14.0 percent, partially due to lower compliance-related expense. Provision for losses on off-balance sheet commitments was $1.0 million, compared with $2.0 million in the prior quarter.

    Income Tax Expense

    The effective tax rate for first quarter 2007 was 33.5 percent, compared with an effective tax rate of 34.1 percent for first quarter 2006. The difference in rate was primarily due to higher tax credits in 2007.

    Significant Accounting Policies

    On January 1, 2007, the Company adopted Staff Position (FSP) FAS 13-2, "Accounting for a Change or Projected Change in the Timing of Cash Flows Related to Income Taxes Generated by a Leveraged Lease Transaction", which resulted in a reduction to retained earnings of $20.8 million.

    On January 1, 2007, the Company adopted FIN No. 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109". The cumulative effect of applying the provisions of this interpretation was recognized as a reduction to retained earnings of $49.3 million.

    Credit Quality

    Nonperforming assets at March 31, 2007, were $42 million, or 0.08 percent of total assets. This compares with $42 million, or 0.08 percent of total assets, at December 31, 2006, and $42 million, or
0.09 percent of total assets, at March 31, 2006.

    In first quarter 2007, the total provision for credit losses was $5 million. The total provision for credit losses was $5 million in fourth quarter 2006 and negative $10 million in first quarter 2006. In first quarter 2007, net charge-offs were $2 million, compared with net recoveries of $1 million in fourth quarter 2006, and net charge-offs of $5 million in first quarter 2006.

    At March 31, 2007, the allowance for credit losses as a percent of total loans and as a percent of nonaccrual loans was 1.11 percent and 997 percent, respectively. These ratios were 1.12 percent and 987 percent, respectively, at December 31, 2006, and 1.26 percent and 1003 percent, respectively, at March 31, 2006.

    Balance Sheet and Capital Ratios

    At March 31, 2007, the Company had total assets of $54.6 billion. Total loans were $37.3 billion and total deposits were $43.8 billion, resulting in a period-end deposit-to-loan ratio of 118 percent. At period-end, total stockholders' equity was $4.6 billion, the tangible equity ratio was 7.53 percent, and the ratio of tangible common equity to risk-weighted assets was 7.99 percent. Book value per share at March 31, 2007, was $32.98, up 3.3 percent from a year earlier. The Company's Tier I and total risk-based capital ratios at period-end were 8.41 percent and 11.38 percent, respectively.

    Stock Repurchases

    During first quarter 2007, the Company repurchased 1.4 million shares of common stock at a total price of $85.5 million, or an average of $62.73 per repurchased share. At March 31, 2007, the Company had remaining repurchase authority of $64 million.

    Common shares outstanding at March 31, 2007, were 138.1 million, a decrease of 5.3 million shares, or 3.7 percent, from one year earlier.

    Common Stock Dividend

    The next meeting of the Board of Directors of the Company is scheduled for May 24, 2007. At this meeting, the Board will consider and declare the second quarter 2007 common stock dividend.

    Second Quarter and Full Year 2007 Earnings Per Share Forecast

    The Company currently estimates that second quarter 2007 fully diluted earnings per share will be in the range of $1.07 to $1.12, including a total provision for credit losses of approximately $5 million.

    For the year, the Company currently estimates that fully diluted earnings per share will be in the range of $4.50 to $4.75, including a total provision for credit losses of approximately $35 million.

    Non-GAAP Financial Measures

    This press release contains certain references to financial measures identified as being stated on an "adjusted basis" or that adjust for or exclude tax refunds and adjustments, which are adjustments from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial measures, as used herein, differ from financial measures reported under GAAP in that they exclude unusual or non-recurring charges, losses, credits or gains. This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure. Because these items and their impact on the Company's performance are difficult to predict, management believes that financial presentations excluding the impact of these items provide useful supplemental information which is important to a proper understanding of the Company's core business results by investors. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

    Forward-Looking Statements

    The following appears in accordance with the Private Securities Litigation Reform Act. This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words "believe," "continue," "expect," "target," "anticipate," "intend," "plan," "estimate," "potential," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." They may also consist of annualized amounts based on historical interim period results. Forward-looking statements in this press release include those related to earnings forecasts, provision for credit losses, trends in deposit rates and balances and competition for deposits and their impact on the Company, and the Company's loan portfolio, business model, competitive positioning and earnings power.

    There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in the Company's forward-looking statements. Many of these factors are beyond the Company's ability to control or predict and could have a material adverse effect on the Company's stock price, financial condition, and results of operations or prospects. Such risks and uncertainties include, but are not limited to, adverse economic and fiscal conditions in California; increased energy costs; global political and general economic conditions related to the war on terrorism and other hostilities; fluctuations in interest rates; the controlling interest in UnionBanCal Corporation of The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc.; competition in the banking and financial services industries; deposit pricing pressures; the levels of commercial and residential real estate activity in our market; adverse effects of current and future banking laws, rules and regulations and their enforcement, or governmental fiscal or monetary policies; legal or regulatory proceedings; declines or disruptions in the stock or bond markets which may adversely affect the Company or the Company's borrowers or other customers; changes in accounting practices or requirements; and risks associated with various strategies the Company may pursue, including potential acquisitions, divestitures and restructurings.

    A complete description of the Company, including related risk factors, is discussed in the Company's public filings with the Securities and Exchange Commission, which are available by calling
(415) 765-2969 or online at http://www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

    Conference Call and Webcast

    The Company will conduct a conference call to review first quarter 2007 results at 8:30 AM Pacific Time (11:30 AM Eastern Time) on April 20, 2007. Interested parties calling from locations within the United States should call 800-230-1951 (612-332-0107 from outside the United States) 10 minutes prior to the beginning of the conference.

    A live webcast of the call will be available at http://www.unionbank.com. You may access the Investor Relations section of the website via the "About Union Bank" link from the homepage. The webcast replay will be available on the website within 24 hours after the conclusion of the call, and will remain on the website for a period of one year.

    A recorded playback of the conference call will be available by calling 800-475-6701, (320-365-3844 from outside the United States) from approximately 12:00 PM Pacific Time (3:00 PM Eastern Time), April 20, through 11:59 PM Pacific Time, April 27 (2:59 AM Eastern Time, April 28). The reservation number for this playback is 868035.

    Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $54.6 billion at March 31, 2007. Its primary subsidiary, Union Bank of California, N.A., had 321 banking offices in California, Oregon and Washington, and 2 international offices at March 31, 2007.




               UnionBanCal Corporation and Subsidiaries
                   Financial Highlights (Unaudited)
                              Exhibit 1

                                                     Percent Change to
               As of and for the Three Months Ended   March 31, 2007
                                                            from
              --------------------------------------------------------
               March 31,     Dec. 31,    March 31,  March 31, Dec. 31,
(Dollars in
 thousands,
 except per
 share data)     2006         2006         2007       2006     2006
------------- ------------ ------------ ------------------------------
Results of
 operations:
Net interest
 income (1)      $466,341     $448,619     $430,627   (7.66%)  (4.01%)
Noninterest
 income           217,910      224,106      222,558     2.13%  (0.69%)
              ------------ ------------ ------------
Total revenue     684,251      672,725      653,185   (4.54%)  (2.90%)
Noninterest
 expense          414,544      441,693      422,091     1.82%  (4.44%)
(Reversal of)
 provision
 for loan
 losses            (7,000)       3,000        4,000        nm   33.33%
              ------------ ------------ ------------
Income from
 continuing
 operations
 before
 income taxes
 (1)              276,707      228,032      227,094  (17.93%)  (0.41%)
Taxable-
 equivalent
 adjustment         1,248        1,923        2,115    69.47%    9.98%
Income tax
 expense
 (benefit)         94,004       (1,632)      75,368  (19.82%)       nm
              ------------ ------------ ------------
Income from
 continuing
 operations      $181,455     $227,741     $149,611  (17.55%) (34.31%)
Loss from
 discontinued
 operations        (8,510)      (1,307)           -   100.00%  100.00%
              ------------ ------------ ------------
Net income       $172,945     $226,434     $149,611  (13.49%) (33.93%)
              ============ ============ ============

Per common
 share:
Basic
 earnings:
  From
   continuing
   operations       $1.26        $1.63        $1.08  (14.29%) (33.74%)
  Net income         1.20         1.62         1.08  (10.00%) (33.33%)
Diluted
 earnings:
  From
   continuing
   operations        1.24         1.61         1.07  (13.71%) (33.54%)
  Net income         1.18         1.61         1.07   (9.32%) (33.54%)
Dividends (2)        0.41         0.47         0.47    14.63%    0.00%
Book value
 (end of
 period)            31.94        32.86        32.98     3.26%    0.37%
Common shares
 outstanding
 (end of
 period) (3)
 (4)          143,402,332  139,107,254  138,117,370   (3.69%)  (0.71%)
Weighted
 average
 common
 shares
 outstanding
 - basic (3)
 (4)          143,878,106  139,390,487  137,942,320   (4.13%)  (1.04%)
Weighted
 average
 common
 shares
 outstanding
 - diluted
 (3) (4)      146,026,188  141,025,758  139,729,681   (4.31%)  (0.92%)

Balance sheet
 (end of
 period):
Total assets
 (5)          $48,800,945  $52,619,576  $54,616,849    11.92%    3.80%
Total loans    33,528,868   36,671,723   37,251,950    11.10%    1.58%
Nonperforming
 assets            42,392       42,365       41,744   (1.53%)  (1.47%)
Total
 deposits      39,155,904   41,969,368   43,797,924    11.86%    4.36%
Stockholders'
 equity         4,579,878    4,571,401    4,555,439   (0.53%)  (0.35%)

Balance sheet
 (period
 average):
Total assets  $48,016,643  $51,671,465  $52,973,203    10.32%    2.52%
Total loans    34,052,067   37,495,315   38,458,014    12.94%    2.57%
Earning
 assets        43,084,349   46,860,166   48,354,950    12.23%    3.19%
Total
 deposits      38,856,033   41,320,468   41,483,062     6.76%    0.39%
Stockholders'
 equity         4,538,679    4,638,801    4,510,205   (0.63%)  (2.77%)

Financial
 ratios (6):
Return on
 average
 assets (7) :
  From
   continuing
   operations        1.53%        1.75%        1.15%
  Net income         1.46%        1.74%        1.15%
Return on
 average
 stock-
holders'
 equity (7) :
  From
   continuing
   operations       16.21%       19.48%       13.45%
  Net income        15.45%       19.37%       13.45%
Efficiency
 ratio (8)          62.10%       65.36%       64.47%
Net interest
 margin (1)          4.36%        3.81%        3.58%
Dividend
 payout ratio       32.54%       28.83%       43.52%
Tangible
 equity ratio        8.46%        7.84%        7.53%
Tier 1 risk-
 based
 capital
 ratio (5)
 (9)                 9.09%        8.68%        8.41%
Total risk-
 based
 capital
 ratio (5)
 (9)                10.94%       11.71%       11.38%
Leverage
 ratio (5)
 (9)                 8.80%        8.44%        8.12%
Allowances
 for credit
 losses to
 total loans
 (10)                1.26%        1.12%        1.11%
Allowances
 for credit
 losses to
 nonaccrual
 loans (10)       1003.48%      987.06%      997.48%
Net loans
 charged off
 (recovered)
 to average
 total loans
 (7)                 0.06%      (0.01%)        0.03%
Nonperforming
 assets to
 total loans
 and
 foreclosed
 assets              0.13%        0.12%        0.11%
Nonperforming
 assets to
 total assets
 (5)                 0.09%        0.08%        0.08%

-------------
Refer to Exhibit 8 for footnote explanations.




               UnionBanCal Corporation and Subsidiaries
       Condensed Consolidated Statements of Income (Unaudited)
                      (Taxable-Equivalent Basis)
                              Exhibit 2



                                          For the Three Months Ended
                                         -----------------------------
                                         March 31, Dec. 31,  March 31,
(Dollars in thousands, except per share
 data)                                     2006      2006      2007
---------------------------------------- --------- --------- ---------
Interest Income (1)
 Loans                                   $512,988  $595,225  $603,502
 Securities                                97,351   110,916   108,422
 Interest bearing deposits in banks           736     1,047     1,109
 Federal funds sold and securities
  purchased under resale agreements         3,845     4,924    11,152
 Trading account assets                     1,530     1,791     1,701
                                         --------- --------- ---------
  Total interest income                   616,450   713,903   725,886
                                         --------- --------- ---------

Interest Expense
 Deposits                                 115,309   208,423   222,257
 Federal funds purchased and securities
  sold under repurchase agreements          8,802     9,716    13,524
 Commercial paper                          12,448    22,595    22,264
 Medium and long-term debt                 10,397    21,193    19,695
 Trust notes                                  238       238       238
 Other borrowed funds                       2,915     3,119    17,281
                                         --------- --------- ---------
  Total interest expense                  150,109   265,284   295,259
                                         --------- --------- ---------

Net Interest Income (1)                   466,341   448,619   430,627
 (Reversal of) provision for loan losses   (7,000)    3,000     4,000
                                         --------- --------- ---------
  Net interest income after (reversal
   of) provision for loan losses          473,341   445,619   426,627
                                         --------- --------- ---------

Noninterest Income
 Service charges on deposit accounts       81,635    77,092    74,945
 Trust and investment management fees      50,115    49,036    48,560
 Insurance commissions                     19,518    17,976    20,250
 Brokerage commissions and fees             7,795     9,155     9,660
 Merchant banking fees                      8,229    13,905     9,077
 Foreign exchange gains, net                7,818     7,916     7,594
 Card processing fees, net                  6,697     7,256     7,127
 Securities gains (losses), net              (214)      420     1,220
 Other                                     36,317    41,350    44,125
                                         --------- --------- ---------
  Total noninterest income                217,910   224,106   222,558
                                         --------- --------- ---------

Noninterest Expense
 Salaries and employee benefits           252,495   250,791   258,515
 Net occupancy                             32,837    38,662    35,137
 Outside services                          28,609    26,184    19,836
 Professional services                     14,547    19,862    17,087
 Equipment                                 17,922    17,678    16,554
 Software                                  16,344    16,978    14,196
 Communications                            10,552     9,876     9,791
 Foreclosed asset expense (income)         (7,367)       10         9
 (Reversal of) provision for losses on
  off-balance sheet commitments            (3,000)    2,000     1,000
 Other                                     51,605    59,652    49,966
                                         --------- --------- ---------
  Total noninterest expense               414,544   441,693   422,091
                                         --------- --------- ---------

 Income from continuing operations
  before income taxes (1)                 276,707   228,032   227,094
 Taxable-equivalent adjustment              1,248     1,923     2,115
 Income tax expense (benefit)              94,004    (1,632)   75,368

                                         --------- --------- ---------
Income from Continuing Operations         181,455   227,741   149,611
                                         --------- --------- ---------

 Loss from discontinued operations
  before income taxes                     (13,603)   (1,824)        -
 Income tax benefit                        (5,093)     (517)        -
                                         --------- --------- ---------
Loss from Discontinued Operations          (8,510)   (1,307)        -
                                         --------- --------- ---------
Net Income                               $172,945  $226,434  $149,611
                                         ========= ========= =========

Income from continuing operations per
 common share - basic                       $1.26     $1.63     $1.08
                                         ========= ========= =========
Net income per common share - basic         $1.20     $1.62     $1.08
                                         ========= ========= =========
Income from continuing operations per
 common share - diluted                     $1.24     $1.61     $1.07
                                         ========= ========= =========
Net income per common share - diluted       $1.18     $1.61     $1.07
                                         ========= ========= =========
Weighted average common shares
 outstanding - basic                      143,878   139,390   137,942
                                         ========= ========= =========
Weighted average common shares
 outstanding - diluted                    146,026   141,026   139,730
                                         ========= ========= =========


----------------------------------------
Refer to Exhibit 8 for footnote explanations.




               UnionBanCal Corporation and Subsidiares
                     Consolidated Balance Sheets
                              Exhibit 3


                                (Unaudited)               (Unaudited)
                                 March 31,   December 31,  March 31,
(Dollars in thousands)             2006         2006         2007
------------------------------- ------------ ------------ ------------
Assets
 Cash and due from banks         $2,035,544   $2,213,782   $1,913,937
 Interest bearing deposits in
  banks                             170,187      824,456    1,008,327
 Federal funds sold and
  securities purchased under
  resale agreements                 513,777      943,200    2,747,300
                                ------------ ------------ ------------
  Total cash and cash
   equivalents                    2,719,508    3,981,438    5,669,564
Trading account assets              329,703      376,321      297,998
Securities available for sale:
 Securities pledged as
  collateral                         88,152       89,184       62,026
 Held in portfolio                8,394,318    8,667,038    8,524,615
Loans (net of allowance for
 loan losses: March 31, 2006,
 $339,443; December 31, 2006,
 $331,077; March 31, 2007,
 $332,679)                       33,189,425   36,340,646   36,919,271
Due from customers on
 acceptances                         20,541       17,834       18,099
Premises and equipment, net         511,095      495,302      491,088
Intangible assets                    39,186       28,930       26,687
Goodwill                            453,489      453,489      453,489
Other assets                      2,814,603    2,148,954    2,154,012
Assets of discontinued
 operations to be disposed or
 sold                               240,925       20,440            -
                                ------------ ------------ ------------
  Total assets                  $48,800,945  $52,619,576  $54,616,849
                                ============ ============ ============

Liabilities
 Noninterest bearing            $18,118,506  $17,113,890  $16,175,362
 Interest bearing                21,037,398   24,855,478   27,622,562
                                ------------ ------------ ------------
  Total deposits                 39,155,904   41,969,368   43,797,924
Federal funds purchased and
 securities sold under
 repurchase agreements              292,758    1,083,927      549,545
Commercial paper                  1,420,276    1,661,163    1,424,401
Other borrowed funds                 66,472      432,401      892,852
Acceptances outstanding              20,541       17,834       18,099
Other liabilities                 2,259,464    1,545,165    1,292,554
Medium and long-term debt           788,763    1,318,847    2,071,263
Junior subordinated debt
 payable to subsidiary grantor
 trust                               15,225       14,885       14,772
Liabilities of discontinued
 operations to be extinguished
 or assumed                         201,664        4,585            -
                                ------------ ------------ ------------
  Total liabilities              44,221,067   48,048,175   50,061,410
                                ------------ ------------ ------------



Stockholders' Equity
Preferred stock:
 Authorized 5,000,000 shares;
  no shares issued or
  outstanding as of March 31,
  2006, December 31, 2006 and
  March 31, 2007                          -            -            -
Common stock, par value $1 per
 share:
 Authorized 300,000,000 shares;
  issued 154,832,175 shares as
  of March 31, 2006,
  156,460,057 shares as of
  December 31, 2006 and
  156,832,956 shares as of
  March 31, 2007                    154,832      156,460      156,833
Additional paid-in capital        1,018,943    1,083,649    1,109,817
Treasury stock - 11,429,843
 shares as of March 31, 2006,
 17,352,803 shares as of
 December 31, 2006 and
 18,715,586 shares as of March
 31, 2007                          (692,783)  (1,064,606)  (1,150,090)
Retained earnings                 4,258,533    4,655,272    4,669,590
Accumulated other comprehensive
 loss                              (159,647)    (259,374)    (230,711)
                                ------------ ------------ ------------
  Total stockholders' equity      4,579,878    4,571,401    4,555,439
                                ------------ ------------ ------------
  Total liabilities and
   stockholders' equity         $48,800,945  $52,619,576  $54,616,849
                                ============ ============ ============




               UnionBanCal Corporation and Subsidiaries
                          Loans (Unaudited)
                              Exhibit 4

                                                    Percent Change to
                             Three Months Ended      March 31, 2007
                                                           from
                         -------------------------- ------------------
                          March   December  March    March   December
                            31,      31,      31,      31,      31,
(Dollars in millions)     2006     2006     2007     2006      2006
------------------------ -------- -------- -------- -------- ---------

Loans (period average)
 Commercial, financial
  and industrial         $12,370  $14,168  $14,681    18.68%     3.62%
 Construction              1,523    2,183    2,233    46.62%     2.29%
 Mortgage - Commercial     5,652    5,815    6,064     7.29%     4.28%
 Mortgage -
  Residential             11,444   12,222   12,384     8.21%     1.33%
 Consumer                  2,489    2,520    2,542     2.13%     0.87%
 Lease financing             569      580      548   (3.69%)   (5.52%)
                         -------- -------- --------

  Total loans held to
   maturity              $34,047  $37,488  $38,452    12.94%     2.57%
  Total loans held for
   sale                        5        7        6    20.00%  (14.29%)
                         -------- -------- --------

   Total loans           $34,052  $37,495  $38,458    12.94%     2.57%
                         ======== ======== ========

Nonperforming assets
 (period end)
 Nonaccrual loans:
  Commercial, financial
   and industrial            $19       $7       $5  (73.68%)  (28.57%)
  Mortgage - Commercial        8       19       22     nm       15.79%
  Lease                       15       15       15     0.00%     0.00%
                         -------- -------- --------

 Total nonaccrual loans       42       41       42     0.00%     2.44%
 Foreclosed assets             -        1        -        -  (100.00%)
                         -------- -------- --------

 Total nonperforming
  assets                     $42      $42      $42     0.00%     0.00%
                         ======== ======== ========

 Loans 90 days or more
  past due and still
  accruing                    $5       $9       $6    20.00%  (33.33%)
                         ======== ======== ========

Analysis of Allowances
 for Credit Losses
 Beginning balance          $352     $327     $331

 (Reversal of) provision
  for loan losses             (7)       3        4

 Loans charged off:
  Commercial, financial
   and industrial            (11)      (3)      (3)
  Consumer                    (1)      (1)      (1)
                         -------- -------- --------
   Total loans charged
    off                      (12)      (4)      (4)
                         -------- -------- --------

 Loans recovered:
  Commercial, financial
   and industrial              2        5        2
  Consumer                     1        -        -
  Lease financing              4        -        -
                         -------- -------- --------
   Total loans
    recovered                  7        5        2
                         -------- -------- --------
   Net loans (charged
    off) recovered            (5)       1       (2)
                         -------- -------- --------

 Ending balance of
  allowance for loan
  losses                    $340     $331     $333
 Allowance for off-
  balance sheet
  commitment losses           83       81       82
                         -------- -------- --------
                                                $-
 Allowances for credit
  losses                    $423     $412     $415
                         ======== ======== ========




               UnionBanCal Corporation and Subsidiaries
                   Net Interest Income (Unaudited)
                              Exhibit 5


                                        For the Three Months Ended
                                      --------------------------------
                                              March 31, 2006
                                      ------------------------------
                                                   Interest   Average
                                        Average     Income/   Yield/
(Dollars in thousands)                  Balance    Expense   Rate (7)
                                                      (11)      (11)
------------------------------------- ------------ --------- ---------
Assets
Loans (12)
  Commercial, financial and
  industrial                          $12,371,594  $195,952    6.42 %
  Construction                          1,523,270    26,958    7.18
  Residential mortgage                 11,446,831   143,340    5.01
  Commercial mortgage                   5,652,445    97,301    6.98
  Consumer                              2,489,296    45,095    7.35
  Lease financing                         568,631     4,342    3.05
                                      ------------ ---------
     Total loans                       34,052,067   512,988    6.09
Securities - taxable                    8,233,854    96,053    4.67
Securities - tax-exempt                    65,204     1,298    7.96
Interest bearing deposits in banks         59,847       736    4.99
 Federal funds sold and securities
purchased under resale agreements         345,342     3,845    4.52
Trading account assets                    328,035     1,530    1.89
                                      ------------ ---------
     Total earning assets              43,084,349   616,450    5.77
                                                   ---------
Allowance for loan losses                (348,626)
Cash and due from banks                 2,119,926
Premises and equipment, net               527,001
Other assets                            2,633,993
                                      ------------
     Total assets                     $48,016,643
                                      ============
Liabilities
Deposits:
  Transaction accounts                $13,261,888    62,358    1.91
  Savings and consumer time             4,467,627    18,487    1.68
  Large time                            3,608,597    34,464    3.87
                                      ------------ ---------
     Total interest bearing deposits   21,338,112   115,309    2.19
                                      ------------ ---------
Federal funds purchased and securities
 sold under repurchase agreements         874,055     9,410    4.37
Net funding allocated from (to)
 discontinued operations (13)             (57,088)     (608)   4.32
Commercial paper                        1,242,465    12,448    4.06
Other borrowed funds                      268,262     2,915    4.41
Medium and long-term debt                 800,014    10,397    5.27
Trust notes                                15,280       238    6.24
                                      ------------ ---------
     Total borrowed funds               3,142,988    34,800    4.49
                                      ------------ ---------
     Total interest bearing
      liabilities                      24,481,100   150,109    2.49
                                                   ---------
Noninterest bearing deposits           17,517,921
Other liabilities                       1,478,943
                                      ------------
     Total liabilities                 43,477,964
Stockholders' Equity
Common equity                           4,538,679
                                      ------------
     Total stockholders' equity         4,538,679
                                      ------------

     Total liabilities and
      stockholders'equity             $48,016,643
                                      ============
Reported Net Interest Income/Margin
Net interest income/margin (taxable-
 equivalent basis)                                  466,341    4.36 %
Less: taxable-equivalent adjustment                   1,248
                                                   ---------
     Net interest income                           $465,093
                                                   =========

  --------------------------------------------------------------------


                                         For the Three Months Ended
                                       -------------------------------
                                               March 31, 2007
                                       -------------------------------
                                                    Interest   Average
                                         Average     Income/   Yield/
(Dollars in thousands)                   Balance    Expense   Rate (7)
                                                       (11)     (11)
-------------------------------------- ------------ --------- --------
Assets
Loans (12)
  Commercial, financial and
  industrial                           $14,684,098  $237,278    6.55 %
  Construction                           2,233,131    42,775    7.77
  Residential mortgage                  12,386,306   163,766    5.29
  Commercial mortgage                    6,064,169   106,966    7.15
  Consumer                               2,542,507    48,979    7.81
  Lease financing                          547,803     3,738    2.73
                                       ------------ ---------
    Total loans                         38,458,014   603,502    6.34
Securities - taxable                     8,580,315   107,268    5.00
Securities - tax-exempt                     57,654     1,154    8.01
Interest bearing deposits in banks          79,562     1,109    5.65
 Federal funds sold and securities
purchased under resale agreements          846,042    11,152    5.35
Trading account assets                     333,363     1,701    2.07
                                       ------------ ---------
    Total earning assets                48,354,950   725,886    6.06
                                                    ---------
Allowance for loan losses                 (330,277)
Cash and due from banks                  1,949,232
Premises and equipment, net                493,055
Other assets                             2,506,243
                                       ------------
    Total assets                       $52,973,203
                                       ============
Liabilities
Deposits:
  Transaction accounts                 $13,534,373    91,505    2.74
  Savings and consumer time              4,415,261    26,957    2.48
  Large time                             8,435,137   103,795    4.99
                                       ------------ ---------
    Total interest bearing deposits     26,384,771   222,257    3.42
                                       ------------ ---------
Federal funds purchased and securities
 sold under repurchase agreements        1,046,439    13,524    5.24
Net funding allocated from (to)
 discontinued operations (13)                    -         -       -
Commercial paper                         1,783,758    22,264    5.06
Other borrowed funds                     1,309,102    17,281    5.35
Medium and long-term debt                1,371,446    19,695    5.82
Trust notes                                 14,827       238    6.43
                                       ------------ ---------
    Total borrowed funds                 5,525,572    73,002    5.36
                                       ------------ ---------
    Total interest bearing liabilities  31,910,343   295,259    3.75
                                                    ---------
Noninterest bearing deposits            15,098,291
Other liabilities                        1,454,364
                                       ------------
    Total liabilities                   48,462,998
Stockholders' Equity
Common equity                            4,510,205
                                       ------------
    Total stockholders' equity           4,510,205
                                       ------------

    Total liabilities and
     stockholders'equity               $52,973,203
                                       ============
Reported Net Interest Income/Margin
Net interest income/margin (taxable-
 equivalent basis)                                   430,627    3.58 %
Less: taxable-equivalent adjustment                    2,115
                                                    ---------
    Net interest income                             $428,512
                                                    =========

  -------------------------------------------------------------------

  Average Assets and Liabilities of Discontinued Operations for Period
   Ended:
                       March 31, 2006               March 31, 2007
                    ---------------------       ----------------------
  Assets                  $618,653                       $7
  Liabilities             $561,565                       $7
  Net Asset               $57,088                        $-

 --------------------------------------------------------------------

-----------------
Refer to Exhibit 8 for footnote explanations.




               UnionBanCal Corporation and Subsidiaries
                   Net Interest Income (Unaudited)
                              Exhibit 6


                                         For the Three Months Ended
                                      --------------------------------
                                             December 31, 2006
                                      --------------------------------
                                                   Interest   Average
                                        Average     Income/   Yield/
(Dollars in thousands)                  Balance    Expense   Rate (7)
                                                      (11)      (11)
------------------------------------- ------------ --------- ---------
Assets
Loans: (12)
  Commercial, financial and
   industrial                         $14,173,007  $234,687    6.57  %
  Construction                          2,183,227    42,865    7.79
  Residential mortgage                 12,223,931   159,785    5.23
  Commercial mortgage                   5,815,299   104,633    7.14
  Consumer                              2,520,250    49,813    7.84
  Lease financing                         579,601     3,442    2.38
                                      ------------ ---------
    Total loans                        37,495,315   595,225    6.31
Securities - taxable                    8,535,024   109,738    5.14
Securities - tax-exempt                    58,938     1,178    8.00
Interest bearing deposits in banks         74,471     1,047    5.58
Federal funds sold and securities
 purchased under resale agreements        365,894     4,924    5.34
Trading account assets                    330,524     1,791    2.15
                                      ------------ ---------
    Total earning assets               46,860,166   713,903    6.06
                                                   ---------
Allowance for loan losses                (327,525)
Cash and due from banks                 1,963,658
Premises and equipment, net               504,358
Other assets                            2,670,808
                                      ------------
    Total assets                      $51,671,465
                                      ============
Liabilities
Deposits:
  Transaction accounts                $13,475,864    91,258    2.69
  Savings and consumer time             4,502,954    27,910    2.46
  Large time                            7,208,863    89,255    4.91
                                      ------------ ---------
    Total interest bearing deposits    25,187,681   208,423    3.28
                                      ------------ ---------
Federal funds purchased and
 securities sold under repurchase
 agreements                               768,941    10,054    5.19
Net funding allocated from (to)
 discontinued operations (13)             (22,913)     (338)   5.85
Commercial paper                        1,784,097    22,595    5.02
Other borrowed funds                      223,406     3,119    5.54
Medium and long-term debt               1,428,937    21,193    5.88
Trust notes                                14,940       238    6.38
                                      ------------ ---------
    Total borrowed funds                4,197,408    56,861    5.37
                                      ------------ ---------
    Total interest bearing
     liabilities                       29,385,089   265,284    3.58
                                                   ---------
Noninterest bearing deposits           16,132,787
Other liabilities                       1,514,788
                                      ------------
    Total liabilities                  47,032,664
Stockholders' Equity
Common equity                           4,638,801
                                      ------------
    Total stockholders' equity          4,638,801
                                      ------------
    Total liabilities and
     stockholders' equity             $51,671,465
                                      ============
Reported Net Interest Income/Margin
Net interest income/margin (taxable-
 equivalent basis)                                  448,619    3.81  %
Less: taxable-equivalent adjustment                   1,923
                                                   ---------
    Net interest income                            $446,696
                                                   =========

  --------------------------------------------------------------------


                                         For the Three Months Ended
                                       ------------------------------
                                               March 31, 2007
                                       ------------------------------
                                                    Interest   Average
                                         Average     Income/   Yield/
(Dollars in thousands)                   Balance    Expense   Rate (7)
                                                       (11)     (11)
--------------------------------------------------- --------- --------
Assets
Loans: (12)
  Commercial, financial and industrial $14,684,098  $237,278    6.55 %
  Construction                           2,233,131    42,775    7.77
  Residential mortgage                  12,386,306   163,766    5.29
  Commercial mortgage                    6,064,169   106,966    7.15
  Consumer                               2,542,507    48,979    7.81
  Lease financing                          547,803     3,738    2.73
                                       ------------ ---------
     Total loans                        38,458,014   603,502    6.34
Securities - taxable                     8,580,315   107,268    5.00
Securities - tax-exempt                     57,654     1,154    8.01
Interest bearing deposits in banks          79,562     1,109    5.65
Federal funds sold and securities
 purchased under resale agreements         846,042    11,152    5.35
Trading account assets                     333,363     1,701    2.07
                                       ------------ ---------
     Total earning assets               48,354,950   725,886    6.06
                                                    ---------
Allowance for loan losses                 (330,277)
Cash and due from banks                  1,949,232
Premises and equipment, net                493,055
Other assets                             2,506,243
                                       ------------
     Total assets                      $52,973,203
                                       ============
Liabilities
Deposits:
  Transaction accounts                 $13,534,373    91,505    2.74
  Savings and consumer time              4,415,261    26,957    2.48
  Large time                             8,435,137   103,795    4.99
                                       ------------ ---------
     Total interest bearing deposits    26,384,771   222,257    3.42
                                       ------------ ---------
Federal funds purchased and securities
 sold under repurchase agreements        1,046,439    13,524    5.24
Net funding allocated from (to)
 discontinued operations (13)                    -         -       -
Commercial paper                         1,783,758    22,264    5.06
Other borrowed funds                     1,309,102    17,281    5.35
Medium and long-term debt                1,371,446    19,695    5.82
Trust notes                                 14,827       238    6.43
                                       ------------ ---------
     Total borrowed funds                5,525,572    73,002    5.36
                                       ------------ ---------
     Total interest bearing liabilities 31,910,343   295,259    3.75
                                                    ---------
Noninterest bearing deposits            15,098,291
Other liabilities                        1,454,364
                                       ------------
     Total liabilities                  48,462,998
Stockholders' Equity
Common equity                            4,510,205
                                       ------------
     Total stockholders' equity          4,510,205
                                       ------------
     Total liabilities and
      stockholders' equity             $52,973,203
                                       ============
Reported Net Interest Income/Margin
Net interest income/margin (taxable-
 equivalent basis)                                   430,627    3.58 %
Less: taxable-equivalent adjustment                    2,115
                                                    ---------
     Net interest income                            $428,512
                                                    =========

  -------------------------------------------------------------------

  Average Assets and Liabilities of Discontinued Operations for
   Period Ended:
                   December 31, 2006                March 31, 2007
                  -------------------            --------------------
  Assets               $26,664                           $7
  Liabilities           $3,751                           $7
  Net Asset            $22,913                           $-

 --------------------------------------------------------------------

---------------
Refer to Exhibit 8 for footnote explanations.




               UnionBanCal Corporation and Subsidiaries

                    Noninterest income (Unaudited)
                              Exhibit 7

                                                    Percentage Change
                                                            to
                       For the Three Months Ended    March 31, 2007
                                                           From
                      ----------------------------- ------------------
                      March 31, Dec. 31,  March 31, March 31, Dec. 31,
 (Dollars in
  thousands)              2006      2006      2007      2006    2006
 -------------------- --------- --------- --------- ------------------
 Service charges on
  deposit accounts     $81,635   $77,092   $74,945     (8.20)% (2.79)%
 Trust and investment
  management fees       50,115    49,036    48,560     (3.10)  (0.97)
 Insurance
  commissions           19,518    17,976    20,250      3.75   12.65
 Brokerage
  commissions and
  fees                   7,795     9,155     9,660     23.93    5.52
 Merchant banking
  fees                   8,229    13,905     9,077     10.31  (34.72)
 Foreign exchange
  gains, net             7,818     7,916     7,594     (2.87)  (4.07)
 Card processing
  fees, net              6,697     7,256     7,127      6.42   (1.78)
 Securities gains
  (losses), net           (214)      420     1,220         nm      nm
 Gain on private
  capital investments,
  net                    2,827     8,902     9,095         nm   2.17
 Other                  33,490    32,448    35,030      4.60    7.96
                      --------- --------- ---------
  Total noninterest
   income             $217,910  $224,106  $222,558      2.13 % (0.69)%
                      ========= ========= =========


                   Noninterest expense (Unaudited)

                                                    Percentage Change
                                                            to
                                                     March 31, 2007
                         For the Three Months Ended        From
                      ----------------------------- ------------------
                      March 31, Dec. 31,  March 31, March 31, Dec. 31,
 (Dollars in
  thousands)              2006      2006      2007      2006    2006
 -------------------- --------- --------- --------- ------------------
 Salaries and other
  compensation        $194,259  $202,511  $207,657      6.90 %  2.54 %
 Employee benefits      58,236    48,280    50,858    (12.67)   5.34
         --------- --------- ---------
  Salaries and
   employee benefits   252,495   250,791   258,515      2.38    3.08
 Net occupancy          32,837    38,662    35,137      7.00   (9.12)
 Outside services       28,609    26,184    19,836    (30.67) (24.24)
 Professional
  services              14,547    19,862    17,087     17.46  (13.97)
 Equipment              17,922    17,678    16,554     (7.63)  (6.36)
 Software               16,344    16,978    14,196    (13.14) (16.39)
 Communications         10,552     9,876     9,791     (7.21)  (0.86)
 Advertising and
  public relations      10,231    10,780     8,389    (18.00) (22.18)
 Data processing         7,398     8,668     8,241     11.40   (4.93)
 Intangible asset
  amortization           3,430     3,402     2,243    (34.61) (34.07)
 Foreclosed asset
  expense (income)      (7,367)       10         9         nm (10.00)
 (Reversal of)
  provision for
  losses on
  off-balance sheet
   commitments          (3,000)    2,000     1,000         nm (50.00)
 Other                  30,546    36,802    31,093      1.79  (15.51)
                      --------- --------- ---------
  Total noninterest
   expense            $414,544  $441,693  $422,091      1.82 % (4.44)%
                      ========= ========= =========




               UnionBanCal Corporation and Subsidiaries

                              Footnotes
                              Exhibit 8

 (1)   Taxable-equivalent basis.
 (2) Dividends per share reflect dividends declared on UnionBanCal Corporation's common stock outstanding as of the declaration date.
 (3) Common shares outstanding reflect common shares issued less treasury shares.
 (4) For the periods ended December 31, 2006 and March 31, 2007, weighted average common shares outstanding (basic) excludes nonvested restricted shares but includes the impact of those shares in the calculation of diluted shares. The impact of this change on the previous period was not material.
 (5) End of period total assets and assets used in calculating these ratios include those of discontinued operations.
 (6) Average balances used to calculate our financial ratios are based on continuing operations data only, unless otherwise indicated.
 (7)   Annualized.
 (8) The efficiency ratio is noninterest expense, excluding foreclosed asset expense (income) and the (reversal of) provision for losses on off-balance sheet commitments, as a percentage of net interest income (taxable-equivalent basis) and noninterest income, and is calculated for continuing operations only.
 (9) Estimated as of March 31, 2007. The regulatory capital and leverage ratios include discontinued operations.
(10) The allowance for credit losses ratios include the allowances for loan losses and losses on off-balance sheet commitments. These ratios relate to continuing operations only.
(11) Yields and interest income are presented on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.
(12) Average balances on loans outstanding include all nonperforming loans and loans held for sale. The amortized portion of net loan origination fees (costs) is included in interest income on loans, representing an adjustment to the yield.
(13) Net funding allocated from (to) discontinued operations represents the shortage (excess) of assets over liabilities of discontinued operations. The expense (earning) on funds allocated from (to) discontinued operations is calculated by taking the net balance and applying an earnings rate or a cost of funds equivalent to the corresponding period's Federal funds purchased rate.
 nm = not meaningful



    CONTACT: UnionBanCal Corporation
             John A. Rice, Jr., 415-765-2998 (Investor Relations)
             Stephen L. Johnson, 415-765-3252 (Public Relations)
             Michelle R. Crandall, 415-765-2780 (Investor Relations)